Exhibit 99.1

Immediate Release

Michael Whitlow

(804) 788-6116

Sarah McCoy

(804) 788-6091

Albemarle Reports First Quarter Results

Richmond, Va., April 21 – Albemarle Corporation (NYSE: ALB) reported first-quarter 2004 net income of $13.6 million, or 32 cents per share on a diluted basis. This item includes a special item related to a reduction in force of $2.9 million, after income taxes, or seven cents per diluted share. Excluding this special item, Albemarle’s net income was $16.5 million in first quarter 2004 versus reported first-quarter 2003 net income of $16.7 million, excluding a tax refund and an adjustment related to the cumulative effect of a change in accounting principle, net of taxes. Earnings per share on the same basis amounted to 39 cents per diluted share for both periods. See reconciliation below.

As required by Regulation G and related SEC reporting requirements, reconciliation of the material non-GAAP financial measures used in the company’s most recent earnings release or in certain other public announcements by or on behalf of the Company and the most directly comparable GAAP financial measures is included in the tables below. Certain amounts and percentages do not recalculate due to rounding. Please refer to Disclosure of Non-GAAP Financial Measures on our website: www.Albemarle.com for a description of non-GAAP financial measures used by the Company. Selected GAAP/Non-GAAP Reconciliation Data for the Periods Ended March 31, 2004 and 2003, respectively:

	First Quarter 2004					First Quarter 2003
	As Reported	Special Items		*	Excluding Special Items	As Reported	Special Items		*	Excluding Special Items
Net sales	$322,009	$—			$322,009	$266,739	$—			$266,739
Cost of goods sold	(261,225)	—			(261,225)	(208,197)	—			(208,197)
Special items	(4,507)	4,507	(b)		—	—	—			—
Selling, general and administrative expenses (including FAS No.2 R&D)	(34,933)	—			(34,933)	(32,568)	—			(32,568)

Operating profit	21,344	4,507	(b)		25,851	25,974	—			25,974
Other (expense), net	(2,642)	—			(2,642)	2,236	(4,113	)(c)		(1,877)
Income tax expense	(5,095)	(1,636	)(b)		(6,731)	(4,423)	(2,979	)(c)		(7,402)

Income before cumulative effect	13,607	2,871			16,478	23,787	(7,092	)(c)		16,695
Cumulative effect, net of taxes	—	—			—	(2,220)	2,220	(d)		—

Net income	$13,607	$2,871			$16,478	$21,567	(4,872)			$16,695

Diluted earnings per share	$0.32	$0.07			$0.39	$0.51	(0.12)			$0.39

*	See footnotes (b) through (d) below

First-quarter 2004 net sales were up over 20 percent to $322 million, a $55.3 million increase over reported first-quarter 2003 net sales, due primarily to the contributions made by the Company’s 2003 acquisitions, volume growth in key products and foreign exchange.

The Company’s gross margin percentage in the first quarter of 2004 was down from reported first-quarter 2003 primarily due to the idling of the zeolite business assets, one-time costs associated with the acquisition of the Atofina bromine fine chemicals business and higher raw material costs. The one-time costs and excess zeolite cost negatively affected diluted earnings per share by four cents in the first quarter of 2004.

First-quarter 2004 results included higher flame retardant and agricultural product shipments, increased volumes in bromine and the positive overall effects of foreign exchange. These results were offset by lower zeolite volumes, higher raw materials costs and outside legal costs compared to the reported first quarter of 2003. The reduction in workforce at the Pasadena plant, brought about by the company’s exit from the zeolite business, was the single largest factor offsetting the generally favorable results in the quarter.

Average common shares used to compute first-quarter 2004 diluted earnings per share were 42,200,000 down from 42,286,000 for the first quarter of 2003.

Mark C. Rohr, President and CEO of Albemarle Corporation, commented, “Our strong results in Polymer Chemicals were led by continued growth in mineral flame retardants and our recently acquired fuel and lube antioxidant products. On the Fine Chemicals side, our results were offset by the difficult decision to layoff employees in our zeolite product area, for which we have taken a charge.”

Rohr said, “Strong performance in agricultural chemicals, intermediates, pharmaceuticals and bromine partially offset the downsides in other Fine Chemicals product lines, but weren’t enough for us to post positive results in this segment. We continue to build our new product pipeline in this area to balance the declines in volume and pricing we are seeing due to product maturity and Asian competition. We are also very excited about the Akzo catalyst acquisition announced on Monday. The acquisition will add a new sustainable growth platform with complimentary products and productivity opportunities.”

Some of the information presented in the accompanying communication may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current expectations, which are in turn based on the Company’s reasonable assumptions within the bounds of its knowledge of its business and operations. There can be no assurance, however, that the Company’s actual results will not differ materially from the results and expectations in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers, changes in the demand for the Company’s products, increases in the cost of products, increases in the cost of energy and raw materials (notably ethylene, chlorine and natural gas), changes in the Company’s markets in general, fluctuations in foreign currencies, changes in new product introductions resulting in increases in capital project requests and approvals leading to additional capital spending, changes in laws and regulations, unanticipated claims or litigation, the inability to obtain current levels of product or premises liability insurance or the denial of such coverage, political unrest affecting the global economy and changes in accounting standards. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

A more comprehensive discussion of the Company’s performance will be available on Albemarle’s Web Page at www.albemarle.com on April 21, following a conference call at 11:00 AM Eastern Standard Time.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; pharmaceuticals; agricultural, automotive and industrial products; and construction and packaging materials. The company’s two business segments, Polymer Chemicals and Fine Chemicals – which includes custom manufacturing services for the life sciences market – serve customers in more than 100 countries, generating annual revenue of approximately $1.2 billion. Learn more about Albemarle at www.albemarle.com.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands except per-share amounts) (Unaudited)

	First Quarters Ended March 31
	2004	2003
Net sales	$322,009	$266,739
Cost of goods sold (a)	261,225	208,197

Gross profit	60,784	58,542
Selling, general and administrative expenses	30,354	27,626
Research and development expenses	4,579	4,942
Special items	4,507 (b)	—

Operating profit	21,344	25,974
Interest and financing expenses	(1,559)	(1,337)
Other (expense) income, net including minority interest	(1,083)	3,573	(c)

Income before income taxes	18,702	28,210
Income taxes	5,095	4,423

Income before cumulative effect of a change in accounting principle	13,607	23,787
Cumulative effect of a change in accounting principle, net	—	(2,220	)(d)

Net income	$13,607	$21,567

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$0.33	$0.57
Cumulative effect of a change in accounting principle, net	—	(0.05)

Net income	$0.33	$0.52

Shares used to compute basic earnings per share	41,365	41,496

Diluted earnings per share:
Diluted earnings per share
Income before cumulative effect of a change in accounting principle	$0.32	$0.56
Cumulative effect of a change in accounting principle, net	—	(0.05)

Net income	$0.32	$0.51

Shares used to compute diluted earnings per share	42,200	42,286

See accompanying notes to the consolidated financial statements following the balance sheets.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In thousands) (Unaudited)

	First Quarters Ended March 31
	2004			2003
	Revenues	Income		Revenues	Income
Polymer Chemicals	$195,383	$21,333		$147,227	$16,349
Fine Chemicals	126,626	5,286		119,512	14,288

Segment totals	$322,009	26,619	(a,b)	$266,739	30,637	(a,b)

Corporate and other expenses		(5,275)			(4,663)

Operating profit		21,344			25,974
Interest and financing expenses		(1,559)			(1,337)
Other (expense) income, net including minority interest		(1,083)			3,573	(c)

Income before income taxes		$18,702			$28,210

See accompanying notes to the consolidated financial statements following the balance sheets.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars) (Unaudited)

	Three Months Ended March 31
	2004	2003(a)
Cash and cash equivalents at beginning of year	$35,173	$47,784

Cash flows from operating activities:
Net income	13,607	21,567
Cumulative effect of a change in accounting principle, net (d)	—	(2,220)

Income before cumulative effect of a change in accounting principle	13,607	23,787
Adjustments to reconcile net income before cumulative effect of a change in accounting principle to cash flows from operating activities:
Depreciation and amortization	21,566	20,138
Working capital decrease net of the effects of acquisitions	11,023	15,239
Increase in income tax receivable	—	(11,083)
Increase in prepaid pension assets	(636)	—
Other, net	(835)	1,080

Net cash provided from operating activities	44,725	49,161

Cash flows from investing activities:
Capital expenditures	(8,398)	(8,857)
Investments in joint ventures and nonmarketable securities	(4,725)	(1,813)
Acquisition of assets (e)	(600)	(27,020)
Proceeds from liquidation of investment	—	4,216

Net cash used in investing activities	(13,723)	(33,474)

Cash flows from financing activities:
Proceeds from borrowings	7,965	42,033
Proceeds from exercise of stock options	3,499	—
Repayments of long-term debt	(19,369)	(35,502)
Purchases of common stock	(827)	(13,213)
Dividends paid	(5,963)	(5,918)
Dividends paid to minority interest	(500)	—

Net cash used in financing activities	(15,195)	(12,600)

Net effect of foreign exchange on cash	(459)	1,829

Increase in cash and cash equivalents	15,348	4,916

Cash and cash equivalents at end of period	$50,521	$52,700

Supplemental noncash disclosures due to change in accounting principle (d):
Increase in property, plant and equipment	—	$(6,520)
Increase in accumulated depreciation	—	3,083
Increase in other noncurrent liabilities	—	6,922
Decrease in deferred tax liabilities	—	(1,265)

Total	—	$2,220

See accompanying notes to the consolidated financial statements following the balance sheets.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars) (Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$50,521	$35,173
Other current assets	436,979	446,196

Total current assets	487,500	481,369

Property, plant and equipment	1,603,415	1,605,048
Less accumulated depreciation and amortization	1,089,903	1,078,043

Net property, plant and equipment	513,512	527,005

Other assets and intangibles	384,151	378,917

	$1,385,163	$1,387,291

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$216,785	$210,071
Long-term debt	217,185	228,389
Other noncurrent liabilities	171,174	168,945
Deferred income taxes	139,597	143,665
Shareholders’ equity	640,422	636,221

	$1,385,163	$1,387,291

Notes (in thousands except share amounts):

(a)	Includes foreign exchange transaction gains of $392 and $61 for the three-month periods ended March 31, 2004, and 2003, respectively.
(b)	Special items for the first quarter ended March 31, 2004, amounted to $4,507 ($2,871 after income taxes or seven cents per share on a diluted basis) that resulted from layoffs at the Pasadena plant zeolite facility and their related SFAS 88 curtailment charge.
(c)	In March 2003, the Company recorded a receivable for an income tax refund of $11,083. The refund related to the Internal Revenue Service’s examination of the Company’s 1996 and 1997 tax returns. The net effect of the refund on the Condensed Consolidated Statement of Income for the period ended March 31, 2003 amounted to $7,092 or 17 cents per diluted share, including interest $4,113 ($2,620 after income taxes) and a refund of $6,970, offset by, the reversal of a deferred tax asset previously recognized, totaling $2,498.
(d)	On January 1, 2003, the Company implemented SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The cumulative effect of the change in accounting principle resulting from the implementation of the standard was $2,220 net of taxes of $1,265 or five cents per diluted share.

(e)	On January 21, 2003, Albemarle acquired Ethyl’s fuel and lubricant antioxidants working capital, patents and other intellectual property for approximately $27,000 in cash including $1,500 in additional consideration. On July 23, 2003, the Company acquired the phosphorus-based polyurethane flame retardants businesses of Rhodia, which included a production site in Avonmouth in the United Kingdom, and supply contracts for flame retardants and intermediates manufactured at Rhodia’s sites in Charleston S.C., and in Oldbury and Widnes in the United Kingdom. The acquisition purchase price, which totaled approximately $80,000 in cash, consisted of intellectual assets, inventory and fixed assets. On December 2, 2003, the Company acquired Atofina’s bromine fine chemicals business, which totaled approximately $11,000. The transaction includes working capital and the transfer to the Company of Atofina’s production site in Port de Bouc, France. As a part of the acquisition, Atofina will supply Albemarle with certain fine chemicals under a long-term agreement. Effective January 1, 2004, Albemarle announced the formation of Albemarle Korea Corporation and the acquisition of the business and intangible assets of Taerim International Corporation for $600 in cash and long-term payables over five years amounting to $2,400 on a discounted basis.